Exhibit 10.1

SEVERANCE AND CONSULTING AGREEMENT AND GENERAL RELEASE

This Severance and Consulting Agreement and General Release is made and entered into by and between John W. Price, acting on his own behalf (“Price”) and RBC Life Sciences USA, Inc., and all parent, subsidiary, and affiliated companies and divisions, including all officers, directors, agents, and employees (collectively “RBC Life Sciences”) (collectively the “Agreement”).

WHEREAS, Price was employed by RBC Life Sciences and served as an officer and director of RBC Life Sciences; and

WHEREAS, Price and RBC Life Sciences no longer desire the continuation of the employment, officer and director relationships;

WHEREAS, Price agrees to resign his employment with RBC Life Sciences effective June 11, 2010 (“Termination Date”); and

WHEREAS, Price and RBC Life Sciences mutually wish to fully and finally resolve any existing or potential disputes arising out of the employment relationship between Price and RBC Life Sciences;

WHEREAS, RBC Life Sciences desires to retain Price as a Consultant for the period running from June 14, 2010 until December 31, 2010;

WHEREAS, Price is willing to provide the consulting services described in this Agreement in consideration of affirmative covenants made by RBC Life Sciences including, without limitation, certain payments to be made to Price;

WHEREAS, under the terms set forth in this Agreement, the Effective Date of this Agreement shall be eight days after the date on which Price executes the Agreement (the “Effective Date”);

NOW THEREFORE, in consideration of the mutual promises herein contained it is agreed as followed:

1.           Resignation.  Contemporaneously with his execution of this Agreement, Price shall tender his resignation from all positions and titles that he holds as an employee of RBC Life Sciences, including without limitation his positions as President and CEO, which resignation will be effective on June 11, 2010 (such date being referred to as the “Employment Resignation Date”). Price also shall, contemporaneously with his execution of this Agreement, tender his resignation as a member of the Board of Directors of RBC Life Sciences, effective as of June 17, 2010 (hereafter the “Director Resignation Date”).  Price agrees to tender such resignations in the form and substance set forth in the attached Exhibit “A” to this Agreement.  RBC Life Sciences shall accept Price’s resignations.  Price agrees that he shall not issue any press release or initiate any communication to the press or media relating to his resignation or consulting status unless he first obtains RBC Life Sciences’ written consent.  As consideration for his agreement to this provision, RBC Life Sciences agrees that it will not contest Price’s right to seek unemployment compensation.

2.           Payment of Salary and Earned Benefits.  Within five business days of the Employment Resignation Date, RBC Life Sciences shall pay to Price all accrued salary and accrued, but unused, vacation leave to which Price is entitled as of the Employment Resignation Date.  Any outstanding reimbursable expenses as of the Resignation Date will be paid to Price upon submission and approval of those expenses in accordance with RBC Life Sciences’ customary practices.

3.           Severance Payments and Other Actions.  In consideration of this Agreement (including, without limitation, the Services provided pursuant to Section 4, the continuation of the covenants and agreements previously made by Price and listed in Section 3(d) below, the Releases contained in Section 5 and 6, and the covenants listed in Sections 7 and 8), and as a material inducement for Price to execute this Agreement, and in full and complete settlement of any and all claims (including any Price may have for attorneys’ fees and costs), RBC Life Sciences and Price agree to do the following.

(a)
Severance Payments.  Unless Price exercises his right under Section 5(e) below, RBC Life Sciences will pay Price the total amount of One Hundred Seventy Eight Thousand Seven Hundred Fifty and No/100 ($178,750.00) (the “Severance Amount”) in installments, as follows:

1.
The first installment, in the amount of Sixteen Thousand Two Hundred Fifty Dollars ($16,250.00), shall be paid not earlier than the eighth day nor later than the thirteenth day following Price’s execution of this Agreement; and

2.
The balance shall be paid in equal monthly installments of Twenty-Seven Thousand Eighty-Three and 33/100 Dollars ($27,083.33), to be paid on the first business day of each month, with the first payment due and payable on July 1, 2010, and the last payment due and payable on December 1, 2010.

3.	RBC Life Sciences shall also pay directly to Barbara Hale on behalf of Price the sum of $1000 for legal services in connection with the preparation of this Agreement.

(b)
Income Tax.  Price agrees to pay all income taxes due for payments made to Price or on Price’s behalf pursuant to this Agreement.  Price further agrees to indemnify and hold RBC Life Sciences harmless for any claim by any taxing authority for any taxes, penalties, interest or attorneys’ fees due.

(c)	To the extent permitted by applicable law, Price shall be eligible for COBRA health and dental insurance continuation benefits at his expense.

(d)
Price agrees that RBC Life Sciences had no prior obligation to make the payments described herein, that these are payments to which he would not otherwise be entitled, and that the payments being made are made as a material inducement to Price to sign this Agreement and accept the terms contained herein.

(e)
Price agrees to continue to be bound by and does hereby reaffirm and incorporate by reference the terms, conditions and restrictions set forth in Sections 7 and 13(c) of that certain Amended and Restated Employment Agreement by and between the Company and Price (“Employment Agreement”) executed by Price during his employment with RBC Life Sciences.  Price and Employer agree that all other rights and obligations of either party under the Employment Agreement are terminated and of no further force or effect.

(f)
As a condition to receiving the amounts described in this Section 3, Price agrees and understands that he must return any and all property belonging to RBC Life Sciences, including, but not limited to, computers, copiers, fax machines, telephones, credit cards, files, and other equipment, as well as documents and electronic data and information, that he obtained during his employment at RBC Life Sciences.  The failure to return said equipment shall be considered a breach of a condition precedent to this Agreement triggering RBC Life Sciences’ obligations.

4.	Consulting Agreement.

(a)          General Consulting Services.  Notwithstanding the foregoing, during the period running from June 14, 2010 through December 31, 2010 (the “Consulting Period”), Price shall serve as a consultant to RBC Life Sciences. Provided, however, Price shall in no case be deemed to be an employee of RBC Life Sciences but instead shall serve as an independent contractor for all purposes.  Price agrees to hold himself available for consulting upon the reasonable request of RBC Life Sciences by telephone and/or in person, during normal business hours and, if by mutual agreement at times other than during normal business hours.  In connection with the services to be rendered by Price to RBC Life Sciences under this Section 4 (the “Services”), Price will not, without the consent or direction of RBC Life Sciences, act or attempt to act or represent himself, directly or by implication, as an officer, director, agent or employee of RBC Life Sciences or in any manner assume or create, or attempt to create, any obligation on behalf of, or in the name of RBC Life Sciences.  Other than as set forth in subsections (b) and (c) to this Section, Price shall not undertake to perform any Services unless and until he is requested or directed to do so by RBC Life Sciences.  In the event RBC Life Sciences requests Price to incur any expenses in connection with the Services, RBC Life Sciences agrees to pay, in accordance with RBC Life Sciences’ normal reimbursement policies, all reasonable expenses actually incurred by Price in connection with providing the Services, including without limitation, travel, meals and lodging expenses.  During the Consulting Period, Price may engage in employment or other consulting activities for other entities.

(b)           Litigation Assistance.  Price further agrees that following the Employment Resignation Date, Price will reasonably provide historical and factual information as reasonably necessary to assist RBC Life Sciences in the prosecution or defense of any litigation save and except any litigation in which RBC Life Sciences and Price are adversarial parties.

(c)           Consideration.  The cash and other consideration paid to Price under Section 3 shall constitute sufficient consideration for the Services pursuant to this Section 4, for the Releases in Section 5 and 6, for the covenants and agreements in Sections 3(e), 7, and 8, and generally for all of Price’s promises and agreements herein. RBC Life Sciences shall have no other compensation obligations to Price with respect to the Services.

5.           Age Discrimination in Employment Act.  Price irrevocably and unconditionally waives, releases, and forever discharges RBC Life Sciences and its respective subsidiaries, affiliates, officers, directors, shareholders, managers, employees, representatives, successors, assigns, agents, and attorneys from any and all claims, demands, suits, damages, liabilities, losses, controversies, debts, benefits and rights, and causes of action, based on the Age Discrimination in Employment Act, 29 U.S.C. §621, or the Older Workers Benefit Protection Act.  Price hereby acknowledges and agrees that this Agreement and the termination of Price’s employment are in compliance with the Age Discrimination in Employment Act and the Older Workers’ Benefits Protection Act.   Price further acknowledges and agrees that:

(a)
The release given by Price in this Section 5 is given solely in exchange for the consideration set forth in this Agreement, and such consideration from RBC Life Sciences is in addition to anything of value that Price was entitled to receive prior to entering into this Agreement;

(b)	By entering into this Agreement, Price does not waive rights or claims that may arise after the Effective Date of this Agreement;

(c)
Price is advised to consult with an attorney prior to executing this Agreement, and this provision of this Agreement satisfies the requirement of the Older Workers’ Benefit Protection Act that Price be so advised to consult an attorney in writing;

(d)	Price has been offered twenty-one (21) days from receipt of this Agreement within which to consider this Agreement; and

(e)
For a period of seven (7) days following execution of this Agreement, Price may revoke this Agreement, and this Agreement shall not become effective or enforceable until such seven-day period has expired.  The first installment set forth at Section 3(a) will be paid not earlier than the eighth day nor later than the thirteenth day following Price’s execution of this Agreement, if Price does not revoke this Agreement as set forth herein.  Revocation must be in writing and provided to RBC Life Sciences within seven (7) days following Price’s execution of this Agreement, as provided in Section 11 below.

6.           General Release of RBC Life Sciences.  In consideration for the special arrangements provided by RBC Life Sciences, as described herein, and as a material inducement for RBC Life Sciences to enter into this Agreement, and for other valuable consideration which is hereby acknowledged, Price agrees as follows:

Price irrevocably and unconditionally waives, releases, and forever discharges RBC Life Sciences and its respective subsidiaries, affiliates, officers, directors, shareholders, managers, employees, representatives, successors, assigns, agents, and attorneys (the “Released Parties”) from any and all claims, demands, suits, damages, liabilities, losses, controversies, debts, benefits and rights, and causes of action, in law or in equity, of any kind whatsoever, known or unknown, which Price has or may have had against RBC Life Sciences including, but not limited to, any claims, rights, or causes of action based on wrongful termination, defamation, invasion of privacy, or other tort, breach of contract, express or implied, or based on federal, state or local laws, statutes, ordinances, public policy or executive orders, such as Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Civil Rights Acts of 1966, 1971, and 1991 (race, color, creed, national origin, gender sex discrimination), the Americans with Disabilities Act of 1990, as amended (disabilities discrimination), the Fair Labor Standards Act of 1974, as amended (wage and hour claims), the Price Retirement Income Security Act (ERISA); the TEX. LAB. CODE ANN. §659.001 et seq. (Texas’s Equal Pay Act); TEX. LAB. CODE ANN. §§821.1 et seq., 821.41 et seq., 821.21 et seq. (Texas’s Pay Day Rules); TEX. LAB. CODE ANN. §21.001 et seq. (Texas’s general anti-discrimination statutes); TEX. LAB. CODE ANN. §451.001 et seq. (Texas’s workers’ compensation retaliation provision); and any other applicable state, city or local ordinance, or any other state or federal constitutional claim, right, public policy, or cause of action.  This release and waiver does not apply to any rights or claims that cannot be waivered under federal or state law.

7.           Administrative Claims. Price understands that he is releasing and does hereby release, any claims for damages, by charge or otherwise, whether brought by Price or on his behalf by any other party, governmental or otherwise; Price agrees not to institute any claims for damages via administrative or legal proceedings against any of the Released Parties.  Although Price may under some circumstances be entitled to file an administrative charge with a governmental agency (which Price does not waive), Price acknowledges and agrees that by this Agreement, Price waives and releases any and all rights to money damages or other personal legal relief awarded by any governmental agency related to any charge or other claim involving any of the Released Parties to the maximum extent permitted by law.  Price represents and warrants that Price has not instituted any lawsuit, charge or demand against or has otherwise sued on any claim released in this Agreement and Price agrees not to institute any such lawsuits except as expressly permitted by this Agreement.

8.           Confidentiality.  Price agrees to keep the terms and existence of this Agreement confidential and will not disclose any of its terms to a third party, other than his immediate family, counsel retained by Price to review and provide advice on this Agreement (who shall, prior to review, affirmatively agree to be bound by this Section 8), or as otherwise compelled or authorized by law.

9.           Breach of Confidentiality.  Price agrees that a breach of Price of the promises of confidentiality and nondisclosure set forth in this Agreement, for which RBC Life Sciences will suffer damages and may seek legal damages (including the return of any consideration provided to Price under this Agreement), including attorney’s fees and costs, injunctive relief and other appropriate relief against Price in a court of law.

10.           No Access to Computer or Networks.  Effective June 11, 2010, Price agrees not to access any computer network or hard drive data or information without the express, prior written approval of RBC Life Sciences, or as necessary to assist Price in connection with Services to be provided under Section 4(a) of this Agreement.

11.           Notices.  All notices contemplated to be given by Price to RBC Life Sciences under this Agreement shall be effective only if sent by certified mail, return receipt requested, or by hand delivery, to the following address:

RBC Life Sciences, Inc.
Attention:  Chairman of the Board
2301 Crown Ct
Irving, TX 75038.

12.           Governing Law; No Modifications; Venue.  This Severance and Consulting Agreement and General Release shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of laws, and cannot be amended, modified, or supplemented except by a written agreement entered into by all parties hereto.  Any action or suit to enforce or interpret this Severance Agreement and General Release shall be filed in Dallas County, Texas.

13.           Severability; Survival of Terms.  In the event any provision of this Severance Agreement and General Release is invalidated by a court of competent jurisdiction, then all of the remaining provisions of this Severance Agreement and General Release shall continue unabated and in full force and effect.  All obligations of a continuing nature created by this Severance Agreement and General Release shall survive its expiration or termination.

14.           Performance; Breach.  Price understands and agrees that the obligations of RBC Life Sciences to perform under this Agreement are conditioned on the Price’s performance of all agreements, releases, and covenants as set forth herein.  In the event a breach of this Agreement is proven (including but not limited to breach of confidentiality which shall be considered a material breach of this Agreement), the non-breaching party may recover, in addition to damages, the reasonable costs and fees, including attorneys fees, incurred in establishing the breach and securing judicial relief.  In the event that the provisions of this Agreement are breached, the non-breaching party may recover damages for the breach without waiving the right to insist on the breaching party’s continued fulfillment of all other obligations of this Agreement.

15.           No Assignment; Binding Effect.  Price warrants and represents that he has not assigned or transferred any rights or claims against RBC Life Sciences.  In addition, this Agreement shall apply to Price and any of his assigns and transferees.  This Agreement shall inure to the benefit of and be binding on the Parties hereto and their respective heirs, representatives, successors, transferees, and assigns.

The parties being in complete and full agreement of the aforesaid matters affix their signatures below.

RBC Life Sciences		John W. Price

By:	/s/ Steven E. Brown	By:	/s/ John W. Price

Its:	Chief Financial Officer	Print:	John W. Price
Title

Date:	June 16, 2010	Date:	June 16, 2010